EXHIBT 23.1


                                                                  April 10, 2007





                            KYLE L. TINGLE, CPA, LLC


To Whom It May Concern:



The firm of Kyle L. Tingle, Certified Public Accountant, LLC hereby consents to the inclusion of its report of August 31, 2006 accompanying the audited financial statements of Sunnyside Acres Mobile Estates, as at December 31, 2005 and June 30, 2006, in the Form 10-SB Registration Statement.

We also consent to the inclusion of our report of January 26, 2007, accompanying the audited financial statements of Sunnyside Acres Mobile Estates, as of December 31, 2006 into the amendment to the Form 10SB12G, and any further amendments thereto.

Very truly yours,


/s/ KYLE L. TINGLE
__________________
    Kyle L. Tingle